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                                 EXHIBIT 5



April 12, 1995


To:  Persons Purchasing Shares of $1.00 Par Value Common Stock of
     Frontier Corporation in Secondary Transactions from the
     Selling Shareowners Pursuant to a Certain Registration
     Statement on Form S-3 dated April 12, 1995.


I am the General Attorney of Frontier Corporation, the registrant pursuant to the above-referenced registration statement. In my opinion, the shares of Common Stock are, and when sold as described in such registration statement will be, legally issued, fully paid and non-assessable shares of Common Stock, par value $1.00, of Frontier Corporation.

I hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement on Form S-3 of Frontier Corporation referred to above.


Very truly yours,

/s/ John T. Pattison
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John T. Pattison
General Attorney